Exhibit 10.16

Final Version	22 September 2005	Confidential

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

Between

Hermes Biosciences, Inc.

And

PharmaEngine, Inc.

Dated As of September 26, 2005

i

Table of Contents

ARTICLE 1 - DEFINITION		1
1.1	Adverse Event	1
1.2	Affiliate	1
1.3	Business Day	1
1.4	CMC	1
1.5	Commercial Launch	1
1.6	Commercially Reasonable Efforts	1
1.7	Development Plan	1
1.8	Effective Date	1
1.9	HERMES Intellectual Property	2
1.10	ICH	2
1.11	IND	2
1.12	Intellectual Property	2
1.13	JDC	2
1.14	JDC Meeting	2
1.15	Joint Project Team	2
1.16	Know-How	2
1.17	Launch Date	3
1.18	Licensed Product	3
1.19	Marketing Plan	3
1.20	NDA	3
1.21	Net Sales	3
1.22	Parties	3
1.23	Patent Rights	3
1.24	PHARMAENGINE Intellectual Property	4
1.25	Plans	4
1.26	Product	4
1.27	Quarter	4
1.28	Regulatory Authorities	4
1.29	Retained Territory	4
1.30	Royalties	4
1.31	Serious Adverse Event	4
1.32	Sub-licensee	4
1.33	Subsequent Intellectual Property	4
1.34	Territory	5
1.35	Year	5
1.36	Valid Claim	5

ARTICLE 2 - MANAGEMENT		6
2.1	Formation & Membership Of Jdc	6
2.2	Meeting	6
2.3	Responsibilities	6
2.4	Decision Making	7
2.5	Joint Project Team	7

ARTICLE 3 - DEVELOPMENT & COMERCIALIZATION		9
3.1	Development Activities	9
3.2	Development Plan	9
3.3	Marketing Plan	10
3.4	Status Reporting	10
3.5	Determination Of Diligence	11

ARTICLE 4 - REGULATORY		12
4.1	Regulatory Approval	12
4.2	Adverse Event Report	12
4.3	Communication	12
4.4	Recalls	12

ARTICLE 5 - LICENSES & RIGHTS OF FIRST REFUSAL		14
5.1	Licenses Of Hermes Intellectual Property	14
5.2	Licenses Of Pharmaengine Intellectual Property	14
5.3	[**]	14
5.4	Sub-License	14
5.5	Free Choice Of Marketing And Sales Partner	14
5.6	Free Choice Of Contract Manufacturer And Contract Research Organization	15
5.7	Irinotecan	15

ARTICLE 6 - INFORMATION TRANSFER		16
6.1	Information Transfer	16
6.2	Permission Of Hermes	16
6.3	Permission Of Pharmaengine	16

ARTICLE 7 - MANUFACTURE & SUPPLY		17
7.1	Clinical Supply	17
7.2	Commercial Supply	17
7.3	Quality	17

ARTICLE 8 - PAYMENTS, TAXES & RECORDS		18
8.1	Consideration	18
8.2	Upfront And Milestone Payments	18
8.3	Royalties	18
8.4	Records	18
8.5	Auditing	18
8.6	Late Payment	18
8.7	Taxes	19
8.8	Authorization	19
8.9	Currency	19

ARTICLE 9 - INTELLECTUAL PROPERTY		20
9.1	Ownership Of Inventions	20
9.2	Prosecution Of Patents	20
9.3	Infringement	21

9.4	Claimed Infringement	22

ARTICLE 10 - WARRANTY AND INDEMNIFICATION		24
10.1	Mutual Representations And Warranties	24
10.2	Authority And Binding Agreement	24
10.3	Absence Of Litigation	24
10.4	No Conflict	24
10.5	Disclaimer Of Warranties	24
10.6	No Prior Art & Sufficiency	25
10.7	Infringement Of Patent By Third Parties	25
10.8	Limitations Of Liability	25
10.9	Indemnification By Pharmaengine	25
10.10	Indemnification By Hermes	26
10.11	Insurance	26

ARTICLE 11 - CONFIDENTIALITY		28
11.1	Confidentiality	28
11.2	Permitted Disclosures	29
11.3	Publications	29

ARTICLE 12 - TERM & TERMINATION		30
12.1	Term	30
12.2	Termination For Cause	30
12.3	Termination By Hermes	30
12.4	Termination By Pharmaengine	30
12.5	Consequences Of Termination	30

ARTICLE 13 - MISCELLANEOUS		31
13.1	Entire Agreement	31
13.2	Severability	31
13.3	No Implied Waivers	31
13.4	Publicity	31
13.5	Dispute Resolution	31
13.6	Force Majeure	31
13.7	Assignment	32
13.8	Notice	32
13.9	Independent Contractors	33
13.10	Governing Law And Jurisdiction	33
13.11	Counterparts	33
13.12	Construction Of Agreement	33
13.13	Language	34
13.14	Surviving Provisions	34

EXHIBIT A

I.	HERMES Patent Rights	36

LICENSE AGREEMENT

This agreement (“Agreement”) is entered into as of this 26th day of September, 2005 by and between Hermes Biosciences, Inc., a corporation organized under the laws of California, United States of America with its principal place of business at 61 Airport Boulevard, Suite D, South San Francisco, CA 94080, United States of America (hereinafter referred to as “HERMES”) and PharmaEngine, Inc., a corporation organized under the laws of the Republic of China with its principal place of business at 16F, 237, Sung-Chiang Road, Taipei, Taiwan 104, Republic of China (hereinafter referred to as “PHARMAENGINE”).  The parties hereto may be referred to collectively as the “Parties” and individually as the “Party”, as the case may be.

RECITALS

WHEREAS, HERMES is a biotechnology company engaged in developing drug delivery technologies for therapeutic and other biomedical applications, and has developed certain HERMES owned patents, patent applications and know-how relating to liposomal irinotecan;

WHEREAS, PHARMAENGINE is a biopharmaceutical company focusing on development and commercialization of novel drugs, and is interested in developing camptothecin derivatives based liposomal drugs;

WHEREAS, PHARMAENGINE is currently conducting phase 1 clinical trial for liposomal irinotecan which is based on the technologies that HERMES originally licensed to TTY Biopharm Company Ltd., a corporation organized under the laws of the Republic of China with its principal place of business at 4F, 170, Section 3, Min-Chuan East Road, Taipei, Taiwan 104, Republic of China (hereinafter referred to as “TTY”) under the Research and Development Agreement between HERMES and TTY dated April 1, 2001, (the “TTY Research and Development Agreement”) and TTY subsequently assigned all its licensed rights and obligations under the TTY Research and Development Agreement to PHARMAENGINE without conditions on June 10, 2003 with the consent of HERMES;

WHEREAS, PHARMAENGINE has paid NT$14,285,714 to TTY and US$50,000 to HERMES as the assignment fee for such assignment;

WHEREAS, based on the existing licensing relationship between PHARMAENGINE and HERMES under the TTY Research and Development Agreement in which HERMES grants the exclusive right to PHARMAENGINE in certain countries in the area of Asia, PHARMAENGINE now desires to further acquire the exclusive right in all countries in Europe to develop and commercialize the irinotecan based liposomal drug product(s);

WHEREAS, HERMES agrees to grant such rights to PHARMAENGINE, and both Parties desire to revise the terms of the existing TTY Research and Development Agreement and further expand their relationship to a licensing and co-development relationship regarding the liposomal irinotecan based drugs as set forth under this Agreement; and

WHEREAS, this Agreement is to replace and supersede the TTY Research and Development Agreement;

v

NOW THEREFORE, based in the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1 - DEFINITION

GENERAL.  As used in this Agreement, unless context dictates otherwise, the following terms shall have the meanings set forth in this Article 1 and words denoting the singular shall include the plural and vice versa.

1.1           “Adverse Event” shall mean any unfavourable and unintended sign (including an abnormal laboratory finding), symptom or disease associated with the administration of a medicinal product whether or not considered related to the Licensed Product;

1.2           “Affiliate” shall mean in relation to either Party any person or entity who directly or indirectly controls, is controlled by or is under common control with that Party.  A person or entity shall be regarded as in control of another person if it owns directly or indirectly more than 40% (forty percent) of the voting stock or other ownership or income interest of another person or entity or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of another person or entity by any means whatsoever;

1.3           “Business Day” shall mean a day other than a Saturday, Sunday, Bank Holiday or other public or national holiday in the Territory or Retained Territory;

1.4           “CMC” shall mean chemistry, manufacture and controls;

1.5           “Commercial Launch” shall mean the first shipment by PHARMAENGINE, its Affiliate or Sub-Licensee of the Licensed Product to its wholesalers in any country of the Territory after all necessary marketing authorizations in said country have been obtained by PHARMAENIGINE in such commercial quantities of the Licensed Product as may reasonably be appropriate to establish the Licensed Product throughout the Territory (in the case of PHARMAENGINE), or the first shipment by HERMES, its Affiliate or Sub-Licensee of the Licensed Product to its wholesalers in the Retained Territory after all necessary marketing authorizations in said country have been obtained by PHARMAENIGINE in such commercial quantities of the Licensed Product as may reasonably be appropriate to establish the Licensed Product throughout the Retained Territory;

1.6           “Commercially Reasonable Efforts” shall mean exerting such effort and employing such resources as would normally be exerted or employed by a reasonable third party pharmaceutical company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialization;

1.7           “Development Plan” shall mean a plan for the undertaking of all appropriate activities for the development of Licensed Product in the Territory (in the case of PHARMAENGINE) and in the Retained Territory (in the case of HERMES), to be prepared in accordance with Article 3.2;

1.8           “Effective Date” shall mean 26th September 2005;

1.9           “HERMES Intellectual Property” shall mean Intellectual Property solely owned or controlled by HERMES as listed in the Exhibit A and includes the following technologies:

(a)           Patent Rights and Know-How existing as of the Effective Date and listed in the Exhibit A hereto;

(b)           all divisions, substitutions, continuations, continuations-in-part (to the extent supported by the parent application), reissues, reexaminations, or extensions to the Patent Rights in Article 1.9(a);

(c)           all foreign and domestic pending patent applications and all priority rights claiming priority of, or derived from the Patent Rights in Articles 1.9(a) and 1.9(b), in all jurisdictions, including any patents issuing from any of the foregoing; and

(d)           any Patent Right which is issued subsequent to the Effective Date and is an improvement, modification or species invention of the Patent Rights set forth in Articles 1.9(a), 1.9(b) and 1.9(c); provided, however, that the utilization of such improvement, modification or species invention into the Licensed Product does not cause a separate application for the regulatory approval which is not merely filed due to the differences in the indication, dosage or administration route, provided such improvement or modification or species invention does not add a new functionality.  Such improvement, modification or species invention shall include, without limitations, the invention(s) regarding the loading and the stability of Licensed Product.

1.10         “ICH” shall mean International Conference of Harmonization;

1.11         “IND” shall mean an investigational new drug application or any equivalent of it issued by any of the Regulatory Authorities;

1.12         “Intellectual Property” shall mean Patent Rights and Know-How;

1.13         “JDC” shall mean a Joint Development Committee to be formed in accordance with Article 2.1;

1.14         “JDC Meeting” shall mean the meeting(s) of JDC held by the representatives of the Parties as defined in Article 2.2;

1.15         “Joint Project Team” shall mean the task force to be formed by the Parties pursuant to Article 2.5;

1.16         “Know-How” shall mean all information relating to the Product not in the public domain of whatsoever nature, including without limitations any information regarding the manufacturing process, any non-clinical and clinical data;

1.17         “Launch Date” shall mean the date of first Commercial Launch by PHARMAENIGINE of the Licensed Product in a country within the Territory;

1.18         “Licensed Product” shall mean any Product which is covered, in whole or in part, by a Valid Claim or Know How; made by a process covered, in whole or in part, by a Valid Claim or Know-How; or whose use is covered, in whole or in part, by a Valid Claim or Know-How.

1.19         “Marketing Plan” shall mean a plan for the undertaking of all appropriate activities for commercialization of Licensed Product in the Territory, including pre-Commercial Launch and post-Commercial Launch marketing activities, to be prepared in accordance with Articles 3.3;

1.20         “NDA” shall mean a new drug application or any equivalent of it issued by any of the Regulatory Authorities;

1.21         “Net Sales” shall mean all purchase price amounts invoiced to the ultimate purchaser by PHARMAENGINE or its Affiliates, or any Sub-Licensees, or their respective agents or distributors, in respect of the sale of the Licensed Product less the following items to the extent that they are actually paid or allowed and specified on any documents related to such sale:

(a)           normal discounts actually granted;

(b)           packaging, transportation and prepaid insurance charges on shipments or deliveries to customers;

(c)           cost of samples for regulatory testing, promotional and hospital listing purposes as set out in the Marketing Plan from time to time; and

(d)           sales or value added taxes actually incurred and paid by PharmaEngine, its Affiliates or any Sub-licensees in connection with the sale or delivery of the Licensed Products to customers.

Provided that the total, aggregate amount of deductions under paragraphs (a), (b), (c) and (d) above with respect to any unit of Licensed Product shall not exceed [**]% of the selling price;

1.22         “Parties” shall mean HERMES and PHARMAENGINE, and “Party” shall mean either of them;

1.23         “Patent Rights” shall mean all issued patents (including without limitations all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and all pending patent applications (including without limitation all provisional applications, continuations, continuations-in-part and divisions) which relate to the Product and the identification, characterization, synthesis, use or production of the Product and which are reasonably useful or necessary or are required for developing, using, formulating, manufacturing, filling and finishing, registering, distributing and/or selling of the Product;

1.24         “PHARMAENGINE Intellectual Property” shall mean Intellectual Property solely owned or controlled by PHARMAENGINE;

1.25         “Plans” shall mean the Development Plan and the Marketing Plan;

1.26         “Product” shall mean any pharmaceutical composition comprising liposomally encapsulated Irinotecan [**], including salts thereof;

1.27         “Quarter” shall mean each three calendar-month period in any year during the term of this Agreement ending on 31st March, 30th June, 30th September and 31st December in each year and “Quarterly” has a corresponding meaning;

1.28         “Regulatory Authorities” shall mean the body with responsibility for reviewing and granting the clinical development and marketing authorizations of the Licensed Product in each country of the Territory or outside the Territory;

1.29         “Retained Territory” shall mean all countries outside the Territory;

1.30         “Royalties” shall mean the royalties payable to HERMES in accordance with Article 8.3;

1.31         “Serious Adverse Event” shall mean an Adverse Event that:

(a)           results in death;

(b)           is life threatening;

(c)           requires prolongation of existing hospitalization;

(d)           results in persistent or significant disability or incapacity; or

(e)           results in congenital anomaly or birth defect;

and/or other medically significant events that may jeopardise the patient or may require intervention to prevent one of the outcomes listed in the previous paragraphs of this definition;

1.32         “Sub-licensee” shall mean any sub-licensee set forth in Article 5;

1.33         “Subsequent Intellectual Property” shall mean any Know-How or Patent Rights owned or controlled by either Party with respect to the Licensed Product which is issued subsequent to the Effective Date and is not included in HERMES Intellectual Property.  Subsequent Intellectual Property includes without limitations improvements or modifications or species invention which adds a new functionality to the Licensed Product;

1.34         “Territory” shall mean Democratic People’s Republic of Korea, Indonesia, Japan, Malaysia, People’s Republic of China, Republic of the Philippines, Republic of Korea, Singapore, Taiwan, Thailand, Vietnam and all countries in Europe: including Albania, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, , Latvia, Lithuania, Macedonia, Moldova, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, and Untied Kingdom;

1.35         “Year” shall mean a calendar year commencing from 1st January and ending on 31st December; and

1.36         “Valid Claim” shall mean:

(a)           any claim in any of the Patent Rights issued to HERMES, or to PHARMAENGINE in the future, relating to, derived from or useful for the use, making, or sale of the Product, which has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by such Party who is the patentee to be invalid; and

(b)           any pending claim of any Patents filed by HERMES or by PHARMAENGINE relating to, derived from or useful for the use, making, or sale of the Product; provided that examination has been timely requested for such pending claims and they are otherwise being diligently prosecuted in an effort to have them allowed and granted in an issued patent.

ARTICLE 2 - MANAGEMENT

GENERAL.  The Parties shall establish a Joint Development Committee (JDC) and a Joint Project Team.  The purposes of JDC shall be to serve as a decision-making body to undertake the responsibilities set forth in Article 2.3, and preventing or amicably resolving disputes between the Parties regarding the development of Licensed Product in both the Territory and the Retained Territory.  JDC shall have the responsibilities and authority set forth in this Article 2 and in other provisions of this Agreement.

2.1           FORMATION & MEMBERSHIP OF JDC.

(a)           Within [**] days after the Effective Date, both Parties shall establish JDC by designating its representatives by each Party to serve on JDC (“JDC Members”) and by notifying the other Party of its dates of availability for the first JDC Meeting.

(b)           JDC shall consist of [**] JDC Members, [**] from each of the Parties, and HERMES and PHARMAENGINE shall designate [**] representatives with appropriate expertise to serve as JDC Members.  Such representatives shall at all times include each such Party’s [**] of each such Party.  Each of the Parties may replace any or all of its representatives of JDC at any time upon written notice to the other Party in accordance with Article 13.8 of this Agreement specifying the prior representative(s) to be replaced and the replacement(s) therefor.

2.2           MEETING.

(a)           JDC shall meet at least [**] during each Year or more frequently as the Parties deem necessary, and each such meeting of JDC (JDC Meeting) of each such Year shall be held prior to [**].  JDC Meetings shall be held on such dates and times and at such places as are mutually agreed and may be held in person or by teleconference or videoconference as the Parties agree; however, at least [**] face-to-face JDC Meeting shall be held per Year.  JDC Members may also communicate, discuss, or make majority voting consensus decisions in compliance with Article 2.4 from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each party shall be responsible for all its expenses of participating in JDC Meeting.

(b)           If a representative of a Party is unable to attend a JDC Meeting, such Party may designate an alternate to attend such meeting.  In addition, each Party may, at its discretion, invite a reasonable number of other employees, consultants or scientific advisors to attend JDC Meeting, provided that such invitees are bound by appropriate confidential obligations.

2.3           RESPONSIBILITIES.  During the term of this Agreement, JDC shall:

(a)           discuss, review and coordinate the Development Plan of each Party;

(b)           facilitate the license of Patent Rights and the transfer of Know-How and other information deemed necessary for the non-clinical and clinical development, regulatory activities, commercialization of the Licensed Product or its activities under this Agreement;

(c)           seek the potential opportunities to plan global clinical trials for the Licensed Product and further facilitate the conduct of such global clinical trials;

(d)           discuss and resolve any disputes or problems under this Agreement brought by any Party;

(e)           cooperate to cope with any infringement as mentioned in Articles 9.3 and 9.4; and

(f)            perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

2.4           DECISION MAKING.

(a)           JDC Meetings shall be effective only if at least [**] representatives of each Party are present or participating.  All matters brought to JDC shall be determined by consensus if possible.  However, except as otherwise provided by JDC, where a decision cannot be arrived at by consensus in JDC, the matter at issue shall be decided by majority of votes made by all JDC Members present or participating in JDC Meeting.  Each representative of each Party on JDC shall have one vote.

(b)           If a majority vote can not be reached, each Party shall refer such matter to the Chief Executive Officer (or other nominated officers(s)) of each Party to discuss and seek to settle the matter in dispute.

(c)           Notwithstanding the foregoing, PHARMAENGINE will have final decision making authorities with respect to Territory; and HERMES will have final decision making authorities with respect to Retained Territories; excepting in the event of a breach of performance by a Party under its obligations under this Agreement, in which event a dispute as to the breach shall be resolved pursuant to the Articles 13.5 and 13.10.

2.5           JOINT PROJECT TEAM.

(a)           The Parties shall establish a Joint Project Team which shall meet at least [**] times per Year [**], or more frequently as the Parties deem necessary, to ensure the technical and regulatory development of the Licensed Product under this Agreement will be timely and cooperatively executed.  Such meetings of Joint Project Team shall be held at times and dates and on the locations as are mutually agreed.  Each Party shall have the responsibility to supply or assign appropriate personnel and all relevant data and other information needed to implement and accomplish the obligations set forth below in Article 2.5(b).

(b)           The Joint Project Team shall have its principal obligations specifically to:

(1)           discuss and update the development project(s) in the Development Plan under this Agreement;

(2)           facilitate the coordination of the non-clinical development and clinical trials conducted by respective Parties in either the Territory or the Retained Territory;

(3)           exchange and share any useful or necessary information regarding the development activities under this Agreement; and

(4)           manage and oversee the development activities conducted by a Party under this Agreement pursuant to the terms of this Agreement.

ARTICLE 3 - DEVELOPMENT & COMERCIALIZATION

3.1           DEVELOPMENT ACTIVITIES.

(a)           The Parties agree that, during the term of this Agreement, PHARMAENGINE shall be responsible for funding and managing all clinical supply manufacture, non-clinical, clinical development and regulatory activities in respect of the Licensed Product in the Territory in accordance with the Development Plan of PHARMAENGINE.  Such activities shall include without limitation:

(1)           CMC studies regarding process research, scale up and manufacture of the Licensed Product;

(2)           non-clinical studies of systemic treatment in solid tumors regarding the Licensed Product;

(3)           clinical trials regarding the Licensed Product;

(4)           regulatory filings regarding the Licensed Product in the Territory;

(5)           establishment of strategic alliance to develop the Licensed Product in the Territory, where applicable; and

(6)           appointment of Sub-licenses pursuant to Article 5.4, 5.5 and 5.6, where applicable.

(b)           The Parties agree that, during the term of this Agreement, HERMES shall be responsible for funding and managing all non-clinical and clinical development activities in respect of the Licensed Product in the Retained Territory in accordance with the Development Plan of HERMES.  Such activities shall include without limitation:

(1)           CMC studies regarding formulation research of the Licensed Product;

(2)           non-clinical studies of the local treatment for brain tumors regarding the Licensed Product;

(3)           clinical trials regarding the Licensed Product; and

(4)           regulatory filings regarding the Licensed Product.

3.2           DEVELOPMENT PLAN.

(a)           The Development Plan shall include the scientific, experimental, process development, non-clinical, clinical and regulatory activities, goals and timelines for the development of the Licensed Product for the coming Year in the Territory (in the case of PHARMAENGINE) and the Retained Territory (in the case of HERMES).  The Development Plan shall be updated annually and be finalized only after review by JDC.  The Development Plan in all other provisions under this Agreement shall mean the finalized Development Plan reviewed by JDC.  The annual Development Plan of each of the Parties shall be submitted to JDC for discussion and review prior to [**] in each Year (the deadline for submitting the initial Development Plan may be determined by JDC if necessary).

(b)           Under the auspices of each of the Parties, the Parties shall have the following responsibilities:

(1)           Each of the Parties shall be responsible for the preparation of all protocols and the conduct of all activities for which such Party is designated as the Party responsible for such activities in the Development Plan or the determination of JDC;

(2)           PHARMAENGINE shall be responsible for preparing all necessary applications for regulatory approval of the Licensed Products in the countries in the Territory for which PHARMAENGINE is designated as the Party responsible for such preparation in the Development Plan or the determination of JDC, and PHARMAENGINE shall also be responsible to conduct all communications with the regulatory authorities in the Territory during the registration process.  HERMES shall be responsible for preparing all necessary applications for regulatory approval of the Licensed Products in the Retained Territory for which HERMES is designated as the Party responsible for such preparation in the Development Plan or the determination of JDC, and HERMES shall also be responsible to conduct all communications with the Regulatory Authorities in the Retained Territory during the registration process; and

(3)           Each of the Parties shall provide all technical data and support necessary to assist the responsible Party to prepare such applications.

(c)           PHARMAENGINE shall use its best efforts to implement the development of the Licensed Product in the Territory in accordance with the timeline(s) approved by JDC or set forth in the Development Plan and in accordance with the terms of this Agreement.  PHARMAENGINE shall further require its Sub-licensee in the Territory to use its best efforts to develop the Licensed Product in the Territory.

3.3           MARKETING PLAN.  The Marketing Plan shall include the detailed projected pre-Commercial Launch and post-Commercial Launch activities, goals and timelines for the commercialization of the Licensed Product for the coming Year in the Territory.  Not less than [**] months subsequent to the first regulatory approval date, PHARMAENGINE shall prepare and provide to HERMES an initial Marketing Plan and the annual Marketing Plan of each subsequent Year shall be provided to HERMES prior to [**] in each such Year.

3.4           STATUS REPORTING.  Each Party shall prepare a [**] Development Report regarding each [**]-month period, which shall show the status and progress of the development in respect of the Licensed Product that this Party has made during such [**]-month period against the activities and timelines listed in the Development Plan or decided in writing by JDC.  Except as may be otherwise agreed upon in writing by the other party, such [**] Development Report shall be submitted to the other party within [**] days past each [**]-month period [**] and at least [**] days prior to JDC Meeting set for in Article 2.  The [**] Development Report due on [**] of the year [**] shall be the [**], which details the progress that the Party has made against the activities and timelines listed in the Development Plan or decided in writing by JDC during the [**].

3.5           DETERMINATION OF DILIGENCE.  If HERMES believes that PHARMAENGINE does not meet its diligence obligations pursuant to this Article 3 with respect to the Licensed Product, HERMES shall notify PHARMAENGINE with a written notice, stating the fact(s) and reason(s) held by HERMES.  PHARMAENGINE shall respond in writing to this notice within [**] days on receipt of this notice from HERMES.  If the Parties still can not resolve this dispute, it shall be brought to and decided by JDC as set forth in Article 2 and if necessary resolved pursuant to Articles 13.5 and 13.10.

ARTICLE 4 - REGULATORY

4.1           REGULATORY APPROVAL.  In connection with the obligations set forth in Article 3.2, PHARMAENGINE shall use all of its best endeavors to obtain regulatory approval for the Licensed Product in accordance with the Development Plan in the Territory during the term of this Agreement.  Each Party, subject to Articles 6.2 and 6.3 hereunder, shall have the right to access and cross-reference the IND(s) and NDA(s) held by the other Parties or any regulatory filing made under this Agreement to the extent necessary or useful, in the case of PHARMAENGINE, to exercise the licenses and rights granted under this agreements, and in the case of HERMES, to exercise any retained right in respect of Licensed Product.

4.2           ADVERSE EVENT REPORT.  During the term of this Agreement, each Party shall report any actual or suspected Serious Adverse Event and non-Serious Adverse Event in respect of the Licensed Product or any information relevant to such Serious Adverse Event to:

(a)           the Regulatory Authorities in compliance with the applicable laws or regulations with respect to the adverse drug reaction reports in the Territory (in case of PHARMAENGINE) and in the Retained Territory (in the case of HERMES);

(b)           the primary liaison person (as set forth in Article 4.3) of the other Party any Serious Adverse Event information obtained by such Party concerning drug reactions that are life-threatening or cause death by telephone or in writing within [**] Business Days [**] days after initial determination by such Party that the Adverse Event is serious;

(c)           the primary liaison person (as set forth in Article 4.3) of the other Party any Serious Adverse Event information obtained by such Party and not falling within this Article 4.2 (b) by telephone or in writing within [**] Business Days after initial determination by such Party that the Adverse Event is serious; and

(d)           the primary liaison person (as set forth in Article 4.3) of the other Party any non-Serious Adverse Event information obtained by such Party in writing within [**] days after the end of the [**].

4.3           COMMUNICATION.  Within [**] days of the Effective Date, each Party shall appoint a primary liaison person to communicate with each other with regard to information to be exchanged pursuant to this Article 4.2.

4.4           RECALLS.  HERMES may at its discretion and shall, if requested to do so by PHARMAENGINE, recall any Licensed Product provided by PHARMAENGINE under Article 7.1 in the Retained Territory.  The costs and expenses incurred by HERMES in connection with such recall shall be borne by HERMES, unless such recall is both:

(a)           requested by PHARMAENGINE or the Regulatory Authorities in the Retained Territory by reason of safety consideration caused from the manufacturing process of PHARMAENGINE; and

(b)           does not arise from any material breach of this Agreement by HERMES or negligence or intentional misconduct on the part of HERMES.

ARTICLE 5 - LICENSES & [**]

5.1           LICENSES OF HERMES INTELLECTUAL PROPERTY.  HERMES hereby grants to PHARMAENGINE an exclusive right and license under HERMES Intellectual Property applicable to the Licensed Product to develop, manufacture, market, sell, use, offer for sale and import the Licensed Product in the Territory during the term of this Agreement.

5.2           LICENSES OF PHARMAENGINE INTELLECTUAL PROPERTY.  PHARMAENGINE hereby grant to HERMES an exclusive right and license under PHARMAENGINE Intellectual Property applicable to the Licensed Product to develop, manufacture, market, sell, use, offer for sale and import the Licensed Product in the Retained Territory during the term of this Agreement.

5.3           [**].  During the term of this Agreement, if HERMES [**], then HERMES shall [**] PHARMAENGINE [**] for the purpose to develop, manufacture, market, sell, use, offer for sale and import Licensed Product based on said Subsequent Intellectual Property in the Territory.  Once HERMES identifies and describes in writing a particular Subsequent Intellectual Property, together with the[**] the Subsequent Intellectual Property in conjunction with the Licensed Product in the Territory (the “[**]”), and delivers to PHARMAENGINE the [**], then PHARMAENGINE shall have [**] days thereafter to give to HERMES [**].  If PHARMAENGINE does not [**], then HERMES shall be [**], so long as HERMES does not, during the term of this Agreement, [**].  In order to preserve the confidentiality of the [**] which makes the [**]will not be disclosed to PHARMAENGINE (unless the [**] expressly authorizes such disclosure), but a general description of the nature of the [**] will be furnished to PHARMAENGINE [**].

5.4           SUB-LICENSE.

(a)           HERMES agrees PHARMAENGINE may, with HERMES’ prior written consent, grant sub-licenses under the license granted in Article 5.1 to develop and commercialize the Licensed Product in the Territory so long as such Sub-licensee(s) honors all the terms of this Agreement for the benefit of HERMES.

(b)           In the case of HERMES as a licensee pursuant to Article 5.2, PHARMAENGINE agrees HERMES may grant sub-licenses under such granted license in Article 5.2 to develop or commercialize the Licensed Product in the Retained Territory so long as such Sub-licensee(s) honors all the terms of this Agreement for the benefit of PHARMAENGINE.

5.5           FREE CHOICE OF MARKETING AND SALES PARTNER.  Notwithstanding the foregoing in this Article 5, PHARMAENGINE may at its sole discretion, without the limitations set forth in Article 5.4, to select and grant the right to any third parties to market, sell and distribute the Licensed Product in the Territory; provided, however, that such third parties shall agree to be bound by the obligations of confidentiality at least as stringent as those set forth in Article 11 prior to the disclosure of any confidential or proprietary information obtained from HERMES.

5.6           FREE CHOICE OF CONTRACT MANUFACTURER AND CONTRACT RESEARCH ORGANIZATION.  Notwithstanding the foregoing in this Article 5, PHARMAENGINE may at its sole discretion, without the limitations set forth in Article 5.4, to select and have any third-party contract manufacturer to manufacture on behalf of PHARMAENGINE the Licensed Product in the Territory, or to select and have any third-party contract research organization use the Licensed Product in the Territory to perform studies on behalf of PHARMAENGINE; provided, however, that such third parties shall agree to be bound by the obligations of confidentiality at least as stringent as those set forth in Article 11 prior to the disclosure of any confidential or proprietary information obtained from HERMES.

5.7           IRINOTECAN.  PHARMAENGINE acknowledges that it is aware of the fact that a third party [**] holds patent rights in some countries for the composition of matter for the irinotecan compound, which is marketed by [**] under the product name of [**]; and which patent rights are expected to expire in the year [**].

ARTICLE 6 - INFORMATION TRANSFER

6.1           INFORMATION TRANSFER.

(a)           During the term of this Agreement, each Party shall provide to the other Party any material, data or other information to the extent necessary or useful for developing, making regulatory filings, or marketing the Licensed Product, including without limitations any such information relating to Patent Rights and Know-How, from time to time as such data and information is developed or acquired by such Party.  HERMES agrees to make available to PHARMAENGINE, including without limitations:

(1)           its Know-How and experiences in respect of the Licensed Product and the process research in liposomal formulations and scale up, and their relevant biological data; and

(2)           the data of the preclinical pharmacology studies, toxicology studies and clinical trials in respect of the Licensed Product for local cancer treatment.

PHARMAENGINE agrees to make available to HERMES, including without limitations, its Know-How and experiences in respect of the Licensed Product and scale-up procedures and all data of the preclinical pharmacology studies, toxicology studies and clinical trials.

(b)           All such data and information exchanged or required to be exchanged by any Party pursuant to this Article 6 or other provisions under this Agreement shall be owned by such transferring Party.

6.2           PERMISSION OF HERMES.  HERMES hereby grants PHARMAENGINE the right of access, the right of reference and the right to use and incorporate all information provided to PHARMAENGINE pursuant to this Article 6 or other provisions under this Agreement in obtaining the regulatory approval of the Licensed Product within the Territory and in performing the development, commercialization and all PHARMAENGINE’s obligations in respect of the Licensed Product under this Agreement.

6.3           PERMISSION OF PHARMAENGINE.  PHARMAENGINE hereby grants HERMES the right of access, the right of reference and the right to use and incorporate all information provided to PHARMAENGINE pursuant to this Article 6 or other provisions under this Agreement in regulatory approval of Licensed Product within the Retained Territory and in performing the development, commercialization and all HERMES’ obligations in respect of the Licensed Product under this Agreement.

ARTICLE 7 - MANUFACTURE & SUPPLY

GENERAL.  PHARMAENGINE shall be responsible for the manufacture, supply and the export permit of the Licensed Product to HERMES at the supplier’s premises.  HERMES shall be responsible for obtaining the import permit from the FDA, or other Regulatory Authority in the Retained Territory as the case may be, and paying any costs associated with the delivery, including the costs of shipping, shipment insurance and any import or export duty, and for labeling and packaging the Licensed Product.

7.1           CLINICAL SUPPLY.  During the term of this Agreement, HERMES shall have the option to obtain Licensed Product from PHARMAENGINE under the terms and conditions stipulated herein.  PHARMAENGINE shall supply HERMES the Licensed Product for use by HERMES in the conduct of non-clinical or clinical trials and other activities regarding the development of the Licensed Product under this Agreement in the Retained Territory, and:

(a)           any Licensed Product which is supplied by PHARMAENGINE pursuant to this Article 7.1 and is used in the first phase I clinical trial conducted by HERMES in the Retained Territory shall be provided [**]; and

(b)           any Licensed Product which is supplied by PHARMAENGINE pursuant to this Article 7.1 and is used in the development activities, except as set forth in (a) of this Article 7.1, shall be supplied at PHARMAENGINE’s [**] including such [**].

7.2           COMMERCIAL SUPPLY.  The Parties, at their option, agree to negotiate in good faith on commercial terms and enter into a supply agreement regarding the commercial supply in the future.

7.3           QUALITY.  PHARMAENGINE agrees that any Licensed Product to be manufactured by or on behalf of PHARMAENGINE for the conduct of Plans or any purposes contemplated by this Agreement shall be manufactured in compliance with ICH guidelines and any applicable laws, guidelines and regulations, and to the best of PHARMAENGINE’s knowledge and ability shall be compliant with the requirements of the United States laws, guidelines, and regulations, including the U.S. Food and Drug Administration regulations on the manufacture of pharmaceutical products for human use.

ARTICLE 8 - PAYMENTS, TAXES & RECORDS

8.1           CONSIDERATION.  In consideration of the rights and licenses granted hereunder to PHARMAENGINE in respect of the Licensed Product, PHARMAENGINE shall pay HERMES the amounts described in this Article 8.

8.2           UPFRONT AND MILESTONE PAYMENTS.  PHARMAENGINE shall pay to HERMES:

(a)           the upfront payment of one million United States Dollars (US $1,000,000) within [**] days after the Effective Date of this Agreement;

(b)           the milestone payment of [**] United States Dollars (US $[**]) within [**] days after the initiation of the [**];

(c)           the milestone payment of [**] United States Dollars (US $[**]) within [**] days after the initiation of the [**]; and

(d)           the milestone payment of [**] United States Dollars (US $[**]) within [**] days after the approval of the [**].

8.3           ROYALTIES.  PHARMAENGINE shall pay to HERMES the Royalties equals to the sum of [**] percent ([**]%) of the Net Sales of the Licensed Product in Europe plus [**] percent ([**]%) of the Net Sales of the Licensed Product in the Territory in Asia.  PHARMAENGINE shall prepare a statement in respect of each Quarter, which shall show for the Quarter the aggregate Net Sales.  Such statement shall be submitted to HERMES within [**] days of the end of the Quarter to which it relates together with remittance for the Royalties in respect of such Quarter.

8.4           RECORDS.  PHARMAENGINE shall during the term of this Agreement following the first Launch Date keep accurate records of all Net Sales and books of account containing all the data necessary for the calculation of the Royalties for [**] prior years.

8.5           AUDITING.  The records and books of account referred to in Article 8.4 shall, on a reasonable prior written notice not less than [**] Business Days having been given by HERMES, be open during normal working hours on any Business Day for inspection by a public accounting firm of HERMES’ own selection, except the one to which PHARMAENGINE or PHARMAENGINE’S Sub-licensee may have reasonable objection, not more often than [**] each Year, for not more than [**] prior years.  HERMES may exercise such right until the end of [**] after termination or expiration of this Agreement.  The cost of such inspection shall be borne by HERMES, provided, however, if an audit discloses an underpayment of more than five percent (5%) of the amount due for the records so audited, then the costs for such audit shall be paid by PHARMAENGINE.

8.6           LATE PAYMENT.  If any payment under this Article 8 is overdue, PHARMAENGINE shall pay interest thereon at an annual rate of the prime rate quoted by the Bank of America, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest by PHARMAENGINE (whether before or after any judgment).

8.7           TAXES.  All sums due to HERMES shall be paid in full without deduction of withholding taxes, charges and other duties except insofar as HERMES shall be capable of obtaining a full credit therefore.  The Parties agree to cooperate in all respects necessary to take advantage of such double taxation agreements as may be available.  In the event that PHARMAENGINE is prohibited by law from making such payments unless such deductions are made or withheld therefrom, then PHARMAENGINE shall pay such additional amounts as necessary in order that the net amount(s) received by HERMES, after such deduction or withholding prepaid by PHARMAENGINE, equal to the amount(s) which would have been received if such deduction or withholding had not occurred; provided, however, that any approved rebate of such tax subject to Article 8.8 shall be returned to and owned by PHARMAENGINE.

8.8           AUTHORIZATION.  HERMES agrees to authorize and provide adequate assistances to PHARMAENGINE to file and prosecute on HERMES’ behalf all applications for and only for the tax rebate and/or exemption or reduction in accordance with Article 4 and/or Article 25 of Taiwan’s applicable Income Tax Act regarding the income of HERMES paid by PHARMAENGINE and/or the technical services rendered by HERMES to PHARMAENGINE under this Agreement.

8.9           CURRENCY.  Unless otherwise agreed by the Parties, all payments required to be made under this Agreement shall be made in United States Dollars via wire transfer to an account designated in advance by the receiving Party.  Where any Royalties or other sums falling due are calculated in a currency other than United States Dollars, they shall be converted into United States Dollars by reference to the exchange rate when the monies are actually converted into United States Dollars if this occurs during the payment term set forth in Articles 8.2, 8.3 and 8.6; or in the event the monies are not actually converted into United States Dollars, spot rate of currency exchange published in The Wall Street Journal, Eastern Edition for the last day of the payment term of such Quarter.

ARTICLE 9 - INTELLECTUAL PROPERTY

9.1           OWNERSHIP OF INVENTIONS.  HERMES shall own the entire right, title and interest in and to all Patent Rights and Know-How made solely by employees or consultants of HERMES or acquired solely by HERMES.  PHARMAENGINE shall own the entire right, title and interest in and to all Patent Rights and Know-How made solely by employees or consultants of PHARMAENGINE or acquired solely by PHARMAENGINE.  The Parties shall jointly own all right, title and interest in and to all Patent Rights and Know-How made jointly by employees or consultants of both HERMES and PHARMAENGINE during the term of this Agreement; and said joint ownership rights shall be pursuant to the U.S. patent laws, that is, each joint owner is entitled to use the jointly owned rights without consent from or accounting to the other joint owner.

9.2           PROSECUTION OF PATENTS.

(a)           HERMES shall have the sole right (and not the obligation) to prosecute and maintain patent protection in the Territory for HERMES Intellectual Property solely owned by HERMES.  PHARMAENGINE shall reimburse HERMES on a [**] basis for the expenses incurred for the prosecution and maintenance of patent protection for HERMES Intellectual Property in the Territory (“Expenses”).  In the event that such patent protection licensed to PHARMAENGINE is licensed to one or more HERMES’ licensees in any country of the Territory at the time when HERMES invoices PHARMAENGINE for the aforesaid reimbursement, in said country PHARMAENGINE shall only bear the amount equal to [**].  HERMES shall bear the expense of prosecution and maintenance of HERMES Intellectual Property that HERMES elects to prosecute or maintain outside the Territory.

(b)           PHARMAENGINE shall have the sole right (and not the obligation) to prosecute and maintain patent protection in the Territory for PHARMAENGINE Intellectual Property solely owned by PHARMAENGINE.  In the event that such PHARMAENGINE Intellectual Property is licensed to HERMES pursuant to Article 5.2, HERMES shall reimburse or subsidize PHARMAENGINE on a Quarterly basis for the expenses incurred for the prosecution and maintenance of patent protection for such PHARMAENGINE Intellectual Property in the Retained Territory; provided, however, that in the event that such patent protection licensed to HERMES is licensed to one or more PHARMAENGINE’s licensees in any country of the Retained Territory at the time when PHARMAENGINE invoices HERMES for the aforesaid reimbursement, in said country HERMES shall only bear the amount equal to [**].  PHARMAENGINE shall bear the expense of prosecution and maintenance of PHARMAENGINE Intellectual Properly that PHARMAENGINE elects to prosecute or maintain outside the Retained Territory.

(c)           Except as otherwise decided in writing by JDC, HERMES shall have the right (and not the obligation) to prosecute and maintain patent protection in the Territory for any Patent Rights jointly made by HERMES and

PHARMAENGINE during the term of this Agreement in the name of both HERMES and PHARMAENGINE.  PHARMAENGINE shall make available to HERMES or its authorized attorneys, agents, or representatives, such of its employees whom HERMES in its reasonable judgment deems necessary, in order to assist it in obtaining patent protection for such jointly made patent right.  Each Party shall [**] for prosecution and maintenance for any jointly made Patent Rights under this Article 9.2(c) in the Territory and the Retained Territory.

(d)           In the event that a Party elects not to seek or continue to seek, or maintain, patent or secrecy protection of all or part of its Intellectual Property with respect to the Licensed Product under this Agreement (whether jointly owned by the Parties or solely owned by a Party) (the “Elected Intellectual Property”), such Party shall promptly notify the other Party in writing of such election, and the other Party shall have the right to seek or continue to seek or maintain patent or secrecy protection of said Elected Intellectual Property in its respective territory (in the Territory, if PHARMAENGINE, or in Retained Territory, if HERMES) at its own risk and expense.  In any such case, the Party that has, under this Agreement, control over seeking, continuing to seek, or maintaining protection of such Elected Intellectual Property shall, based on good faith, and upon written request from the other Party, assign its rights in and to such Elected Intellectual Property to that other Party in the other Party’s respective territory, and shall continually prosecute and maintain such Elected Intellectual Property until the completion of this assignment.

9.3           INFRINGEMENT.

(a)           Each Party shall report in writing to the other Party during the term of this Agreement any known or suspected infringement of any Patent Rights owned by a Party, or unauthorized use or misappropriation of any Know-How owned by a Party, and will provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation.

(b)           PHARMAENGINE shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any third party who at any time has infringed, or is suspected of infringing, any of HERMES Patent Rights or jointly made Patent Right in this Article 9 during the term of this Agreement applicable to the Licensed Products in the Territory, or has used without proper authorization all or any portion of the Know-How of HERMES applicable to the Licensed Products in the Territory.  HERMES shall cooperate fully with and provide all necessary assistance to PHARMAENGINE in the proceeding of such claim, at the expense of PHARMAENGINE.  HERMES may initiate such claim at its sole discretion only if PHARMAENGINE fails to initiate such claim within [**] days after receipt of a written request from HERMES which stating the infringer (or suspected infringer) and the relevant fact.

(c)           HERMES shall have the right to initiate an infringement or other appropriate suit anywhere in the Retained Territory against any third party who at any time has infringed, or is suspected of infringing, any of PHARMAENGINE Patent Rights or jointly made Patent Right in this Article 9 during the term of this Agreement applicable to the Licensed Products in the Retained Territory, or has used without proper authorization all or any portion of the Know-How of PHARMAENGINE applicable to the Licensed Products in the Retained Territory.  PHARMAENGINE shall cooperate fully with and provide all necessary assistance to HERMES in the proceeding of such claim, at the expense of HERMES.  PHARMAENGINE may initiate such claim at its sole discretion only if HERMES fails to initiate such claim within [**] days after receipt of a written request from PHARMAENGINE which stating the infringer (or suspected infringer) and the relevant fact.

(d)           Neither Party shall settle any claims or suits involving Patent Rights of the other Party without obtaining the prior written consent of the other Party, which consent shall not be unreasonably held.

(e)           Any recovery realized from pursuing an infringement claim against a third party shall be distributed and allocated (i) first to reimburse [**] percents ([**]%) of the [**] costs incurred to pursue the infringement action, and (ii) the remainder shall be distributed and allocated between the Parties [**] to the damages caused to each Party by the infringement.

9.4           CLAIMED INFRINGEMENT.

(a)           In the event that a third party at any time provides a written notice of a claim to, or brings an action, suit or proceeding against, either Party, or any of their respective Affiliates or Sub-licensee, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution, importation or sale of Licensed Product under this Agreement (“Third Party Claim”), such Party shall promptly notify the other Party of such Third Party Claim or the commencement of the action, suit or proceeding thereof, enclosing a copy of such Third Party Claim and all papers served.  Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such Third Party Claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

(b)           Except as otherwise decided by JDC, the Party against which such Third Party Claim is brought shall defend against such Third Party Claim at its sole expense and the other Party shall have the option to participate in any such suit at its own expense.  Such other Party shall reasonably cooperate with the Party conducting the defense against such Third Party Claim.

(c)           If, in any country in the Territory, PHARMAENGINE is required (either by final judgment from a court of competent jurisdiction or pursuant to the terms of any settlement that complies with the provisions of Article 9.4) to pay a third party a royalty or make any payment of any kind for the right to practice HERMES

Intellectual Property in said country (Payment to Third Party), except as otherwise negotiated with good faith and determined by both Parties in JDC, an amount:

(1)           equal to the [**] percent ([**] %) of Payment to Third Party shall be deducted on a [**] basis from the Royalties payable in said country under Article 8 to the extent that such deduction shall be not more than [**] percents ([**] %) of the Royalties payable in said country under Article 8, in the event that the infringed patent right of such third party is a prior art of the technology at issue, or that the claim(s) of HERMES Patent Rights at issue is invalid or may be invalidated by such third party; and

(2)           equal to the Royalty to Third Party shall be deducted on a [**] basis from the Royalties payable in said country under Article 8 to the extent that such deduction shall be not more than [**] percents ([**] %) of the Royalties payable in said country under Article 8, in the event that PHARMAENGINE is necessary to acquire the license(s) from such third party while practicing the technology in accordance with HERMES Intellectual Property;

However, in no case shall the Royalties payable in said country after said deductions be less than [**] percent ([**] %) of Net Sales in said country.

(d)           Neither Party shall settle any Third Party Claim involving rights of the other Party without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld.

ARTICLE 10 - WARRANTY AND INDEMNIFICATION

10.1         MUTUAL REPRESENTATIONS AND WARRANTIES.  As of the Effective Date, each Party represents and warrants to the other that it is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

10.2         AUTHORITY AND BINDING AGREEMENT.  As of the Effective Date, each Party represents and warrants to the other that

(a)           it has the corporate power and authority and the legal-right to enter into this Agreement and perform its obligations hereunder;

(b)           it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and

(c)           the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

10.3         ABSENCE OF LITIGATION.  As of the Effective Date, HERMES represents and warrants to PHARMAENGINE that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that HERMES’ activities, with respect to the Licensed Product or related to this Agreement, have infringed or misappropriated any of the intellectual property rights of any other person or entity.  To the best of HERMES’ knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder.

10.4         NO CONFLICT.  Each Party represents and warrants to the other that it has not entered, and will not enter, into any agreement with any third party that is in conflict with rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would compete by way of commercialization of a product which is substantially similar to Licensed Product under this Agreement or otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.  Its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

10.5         DISCLAIMER OF WARRANTIES.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THIS LICENSE AND THE ASSOCIATED PATENT RIGHTS ARE PROVIDED WITHOUT ANY IMPLIED REPRESENTATIONS OR WARRANTIES, SUCH AS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.6         NO PRIOR ART & SUFFICIENCY.  Except as set forth in this Agreement or as HERMES has otherwise advised PHARMAENGINE in writing prior to the Effective Date, HERMES represents and warrants to PHARMAENGINE that as of the Effective Date,

(a)           to the best of its knowledge, there is no prior art that would prevent at least one Valid Claim of the HERMES Patent Rights from issuance as set forth in Exhibit A(I) under any subsection of 35 U.S.C. Section 102;

(b)           to the best of its knowledge, it has no knowledge of any public knowledge or use anywhere, by anyone, of the subject matter claimed in at least one Valid Claim in the HERMES Patent Rights as set forth in Exhibit A(I) before the invention date thereof;

(c)           to the best of its knowledge, it has no knowledge of the subject matter claimed in at least one Valid Claim in the HERMES Patent Rights as set forth in Exhibit A(I) having been patented or described anywhere in a printed publication by anyone before the invention date thereof;

(d)           to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its Intellectual Property rights necessary for it to fulfill its obligations under this Agreement; and

(e)           it has granted PHARMAENGINE a license to all Patent Rights under Hermes Intellectual Property which HERMES owns or controls in connection with the Licensed Product as of the Effective Date.

10.7         INFRINGEMENT OF PATENT BY THIRD PARTIES.  HERMES represents and warrants to PHARMAENGINE that as of the Effective Date, to the best of its knowledge, there is no material unauthorized use, infringement or misappropriation of any of HERMES Intellectual Property rights by third parties relevant to the licensed Product under this Agreement.

10.8         LIMITATIONS OF LIABILITY.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THIS AGREEMENT OR MANUFACTURE, SALE, OR USE OF THE LICENSED PRODUCT.

10.9         INDEMNIFICATION BY PHARMAENGINE.  PHARMAENGINE will indemnify and hold harmless HERMES, its trustees, officers, agents and employees, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by any such indemnified party (including reasonable attorney’s fees) (each, a “Liability”) which results from or arises out of the gross negligence or willful conduct of PHARMAENGINE with respect to the development, use, manufacture, promotions, sale, distribution or other disposition of any Licensed Product by PHARMAENGINE, its Affiliates or Sub-licensee.  However, in each case, such indemnification in this Article 10.8 shall not apply to the extent that:

(a)           such Liability is attributable to the nature or unexpected properties of the Licensed Product; or

(b)           such Liability is a result of the gross negligence or willful misconduct of HERMES, or of a breach by HERMES of its representations or warranties hereunder, or of any matter for which HERMES is required to indemnify PHARMAENGINE under Article 10.9; or

(c)           such Liability is due to the fact that HERMES has not observed all reasonable instructions given by PHARMAENGINE in respect of the Licensed Product, including instructions as to warning to be given with respect to the potential or actual adverse effects of the Licensed Product, instructions to cease the administration or the sale of the Licensed Product or instructions to provide certain medical care of the patient in clinical trials under this Agreement; or

(d)           such Liability is derived from the production or implementation process of the Licensed Product that HERMES has performed and fails to meet the instructions or documentation provided by PHARMAENGINE.

10.10       INDEMNIFICATION BY HERMES.  HERMES will indemnify and hold harmless PHARMAENGINE, its trustees, officers, agents and employees from and against any Liability which results from or arises out of the gross negligence or willful conduct with respect to the development, use, manufacture, promotions, sale, distribution or other disposition of any Licensed Product by HERMES, its Affiliates or licensee.  However, in each case, such indemnification in this Article 10.9 shall not apply to the extent that:

(a)           such Liability is attributable to the nature or unexpected properties of the Licensed Product; or

(b)           such Liability is a result of the gross negligence or willful misconduct of PHARMAENGINE, its Affiliates or Sub-licensee, or respective employees, agents, directors, officers or consultants, or of a breach by PHARMAENGINE of its representation or warranties hereunder, or of any matter for which PHARMAENGINE is required to indemnify HERMES under Article 10.8; or

(c)           such Liability is due to the fact that PHARMAENGINE has not observed all reasonable instructions given by HERMES in respect of the Licensed Product, including instructions as to warning to be given with respect to the potential or actual adverse effects of the Licensed Product, instructions to cease the administration or the sale of the Licensed Product, or instructions to provide certain medical care of the patient in clinical trials under this Agreement; or

(d)           such Liability is derived from the production or implementation process of the Licensed Product that PHARMAENGINE has performed and fails to meet the instructions or documentation provided by HERMES.

10.11       INSURANCE.  Either Party shall, at its own expense, insure the Licensed Product against all liability claims to be in compliance with the laws and regulations in each country of the Territory (in the case of PHARMAENGINE) and in the Retained Territory (in the case of HERMES), including both clinical trials insurance and product liability insurance, arising in respect of the Licensed Product.

ARTICLE 11 - CONFIDENTIALITY

11.1         CONFIDENTIALITY.  Each of the Parties agrees that any confidential or proprietary information obtained from the other Party:

(a)           shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purpose of this Agreement;

(b)           shall be maintained in confidence by the receiving Party; and

(c)           shall not be disclosed by the receiving Party to any third party who is not a consultant of, or an advisor to, the receiving Party or an Affiliates or Sub-licensee of the receiving Party without prior written permission of the disclosing Party.  Notwithstanding the foregoing, the receiving Party shall be entitled to use and disclose any confidential or proprietary information obtained from the disclosing Party which:

(1)           was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates; or

(2)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of the confidential or proprietary information obtained from the disclosing Party; or

(3)           either before or after the date of the disclosure to the receiving Party becomes published or otherwise part of the public domain through no fault or omission of the receiving Party or its Affiliates; or

(4)           is independently developed by or for the receiving Party or its Affiliates without reference to or in reliance upon the confidential or proprietary information obtained from the disclosing Party as demonstrated by competent written records; or

(5)           is reasonably necessary to conduct clinical trials or to obtain regulatory approval of Licensed Product or for the prosecution and maintenance of Patent Right; or

(6)           is reasonably necessary required in order for a Party obtain financing or conduct discussions with potential development or commercialization partner so long as third party recipients are bound by an obligation of confidentiality; or

(7)           is required to be disclosed by the receiving Party to comply with applicable laws or regulations or legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing

Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

11.2         PERMITTED DISCLOSURES.  Each Party agrees that it will provide the confidential or proprietary information obtained from the disclosing Party solely to its employees, consultants and advisors, and the employees, consultants and advisors of its Affiliates or Sub-licensee, who have a need to know and an obligation to maintain in confidence the confidential or proprietary information obtained from the disclosing Party.  Either Party shall be liable for any breach of the non-disclosure obligation of its consultants, advisors, Affiliates and Sub-licensee(s).

11.3         PUBLICATIONS.  Each Party shall have the right to publish the results of any studies under this Agreement conducted solely by such Party, consistent with the protection of the confidentiality as set forth in this Article 11, and after providing a copy of the material intended for publication or presentation to the other Party for review and comment at least [**] days prior to the date of publication or presentation.  Any publication shall appropriately acknowledge the support of the other Party.  Any results of global clinical trials or the studies conducted jointly by the Parties shall be published in accordance with a joint publication strategy.  Such joint publication strategy shall be discussed and determined by JDC when appropriate.

ARTICLE 12 - TERM & TERMINATION

12.1         TERM.  This Agreement shall be effective on the Effective Date and shall remain effective for the longer of: (i) fifteen (15) years after the Effective Date, or (ii) the last to expire of the Patent Rights under HERMES Intellectual Property unless earlier terminated pursuant to this Article 12.

12.2         TERMINATION FOR CAUSE.  Each party shall have the right to terminate this Agreement, upon written notice to the other Party, in the event the other Party materially breaches its obligations under this Agreement, and does not remedy such breach within [**] days after receipt of written notice from the non-breaching Party specifically stating that such Party intends to terminate the Agreement if the breaching Party fails to remedy the breach within a [**]-day ([**]-day) time period.

12.3         TERMINATION BY HERMES.  Without prejudice to any other right or remedy that it may have, HERMES may terminate this Agreement forthwith by notice in writing to PHARMAENGINE given at any time, if PHARMAENGINE fails to pursue Commercially Reasonable Effort as required for the Licensed Product, and such failure is not cured within a reasonable time decided by JDC, but not later than [**] months after written notice of failure is given to PHARMAENGINE.

12.4         TERMINATION BY PHARMAENGINE.  PHARMAENGINE may:

(a)           terminate the license(s), in one or more countries in the Territory, under this Agreement by service of six (6) months’ written notice to HERMES at any time during the term of this Agreement; and

(b)           terminate the license(s) under this Agreement, in one or more countries in the Territory, forthright upon written notice to HERMES at any time during the term of this Agreement, in the event that the Patent Rights of HERMES Intellectual Property is invalid, disclaimed, unenforceable, abandoned, or finally rejected.

12.5         CONSEQUENCES OF TERMINATION.  In the event that this Agreement is terminated by HERMES under Articles 12.2 and 12.3, all licenses and right granted by HERMES to PHARMAENGINE under this Agreement shall terminate; provided, however, that to the extent such license and right are required in respect of clinical trials that are ongoing and cannot reasonably be terminated promptly due to “health or safety reasons or the requirements of the applicable law, such licenses and rights will continue in effect until such clinical trials are properly terminated; and all improvements, studies, approvals, data, patent rights applicable to the Licensed Product shall revert and assigned to HERMES.  Payments made to HERMES under this Agreement prior to the date of termination are not recoverable by PHARMAENGINE, and any payments due HERMES under Article 8 of this Agreement shall be payable to HERMES as of the date of termination.

ARTICLE 13 - MISCELLANEOUS

13.1         ENTIRE AGREEMENT.  This Agreement constitute the entire agreement pertaining to the subject matter hereof and supersede any and all prior understandings, negotiations, commitments, discussions, writings, including the TTY Research and Development Agreement, whether oral or written, of the parties with respect to the same subject matter.  This Agreement shall not be waived, released, discharged, changed or modified in any manner, in whole or in part, except by an instrument signed by the duly authorized representative of both parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify the same.

13.2         SEVERABILITY.  If any term, clause, sentence or paragraph of this Agreement is declared or becomes unenforceable, invalid, or illegal in any respect under the law of any relevant jurisdiction, such term or provision or part thereof shall be deemed to have been severed from the remaining terms of this Agreement and the terms and conditions hereof shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein.

13.3         NO IMPLIED WAIVERS, Any party’s failure to enforce any provision of this Agreement shall not be construed as a waiver of such party’s right to enforce such provision, and any waiver of a provision shall not in any way affect such party’s right to enforce such provision at a later time.

13.4         PUBLICITY.  Any public announcement with respect of the execution of this Agreement, the conduct of activities under the Plans or significant developments thereunder will be reviewed by the Parties in advance of such announcement.

13.5         DISPUTE RESOLUTION.  In the event of any dispute, controversy or claim arising out of or relating to this Agreement and not expressly provided for elsewhere herein, the Parties shall try to settle such dispute, controversy or claim amicably in JDC meeting or by referring such dispute, controversy or claims to the Chief Executive Officer or other officer(s) designated by the Chief Executive Officer.  In the event that after [**] days JDC or the Chief Executive officers of both Parties fail to resolve the matter, the Parties agree to finally settle such matter by arbitration set forth in Article 13.10.

13.6         FORCE MAJEURE.  Either Party shall be excused from performing its obligations as required by this Agreement to the extent such performance is delayed or prevented by any events beyond such party’s reasonable control, including but not limited to acts of God, acts of war or hostilities, acts or omissions of any civil or government agency or officer, invasion, revolution, civil commotion, fire, flood, severe earthquake, typhoon or cyclone, lightning, plague or other epidemic, or circumstances which are beyond reasonable control of the Party affected and which such Party could not reasonably be expected to have avoided or overcome it or its consequences by exercise of reasonable care and diligence, provided that such performance shall be excused only to the extent of and during such disability.  Any time specified for completion of performance in this Agreement failing due to, during, or subsequent to the occurrence of any of such events shall be automatically extended for a period of time equal to the period of such disability.

13.7         ASSIGNMENT.  Neither Party shall assign, charge or transfer this Agreement to a third party without the written consent of the other, which consent shall not unreasonably be withheld or delayed provided always that:

(a)           either Party may assign and transfer its right and obligations under this Agreement (in whole but not in part) to any Affiliate without obtaining the prior consent of the other Party provided that the performance by its Affiliate of its obligations hereunder is guaranteed by the assignor and the assignor gives prior written notice to the other of such assignment; and

(b)           HERMES may assign and transfer its rights and obligations under this Agreement (in whole but not in part) to any person or entity to whom it transfer all or substantially all of its assets or business relating the Licensed Product.

13.8         NOTICE.

(a)           Any notice required to be given under this Agreement shall be in writing and delivered by hand and/or sent by an international courier (“Courier”) or facsimile (in the case of facsimile to be confirmed in writing and delivered by hand and/or sent by Courier within four Business Days if being sent by facsimile) to the address as described below:

For HERMES:

Hermes Biosciences, Inc.
61 Airport Boulevard, Suite D
South San Francisco, CA 94080
U.S.A.
Attn: Raymond S. Poon, Ph.D.

                Vice President, Business Development
Fax: 650-873-2501
cc:           John W. Park, M.D.
                President & Chief Executive Officer

For PHARMAENGINE:

PharmaEngine, Inc.
16F, 237, Sung-Chiang Road
Taipei, Taiwan 104
R.O.C.
Attn: Cherry Chen
                Senior Director, Business Development
Fax: 886-2-2515-7558
cc:           C. Grace Yeh, Ph. D.
                President & Chief Executive Officer

(b)           A notice shall be deemed to have been served as follows:

(1)           if delivered by hand, at the time of delivery;

(2)           if delivered by mail, the expiration of four (4) Business Days after the envelope containing the same was delivered into the custody of the Courier service; and

(3)           if sent by facsimile, at the expiration of twelve (12) hours after the same was despatched,

except that if a notice or other communication would be deemed to be served under the above provisions on a day that is not a Business Day in the country of receipt or after 5:00 pm in that country, then it shall be deemed instead to have been delivered at 9:00 am on the next Business Day in that country.

13.9         INDEPENDENT CONTRACTORS.  Each of the Parties is an independent contractor and not a partner, general agent or employee of the other Party.  Nothing contained in the Agreement shall be construed to establish any partnership, joint venture or agency relationship between Parties.  Except as may be expressly authorized in writing, neither Party shall, at any time, enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any obligations, commitments, expenses or liabilities whatsoever.

13.10       GOVERNING LAW AND JURISDICTION, Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California in the United States of America.  Any dispute arising out of or in connection with this Agreement, including any dispute regarding its existing, validity or termination, shall be submitted to final and binding arbitration under the then current rules of the American Arbitration Association.  (“AAA”), with a panel of three arbitrators.  Such arbitration shall be held in San Francisco, California, USA.  Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforementioned AAA rules.  The parties shall bear the costs of the arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing party to bear [**].  The arbitrators shall make their decision in accordance with applicable law and the factual evidence presented.  The decision of the arbitrators shall be final and may be enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party.  The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.  The language of the arbitration shall be English.

13.11       COUNTERPARTS.  This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and same instrument.

13.12       CONSTRUCTION OF AGREEMENT.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.13       LANGUAGE.  All communications between the Parties regarding this Agreement and activities contemplated hereunder shall be in the English language.

13.14       SURVIVING PROVISIONS.  Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles and Paragraphs:

Article 1                                 Definitions

Paragraph 8.4                        Records

Paragraph 9.1                        Ownership of Patents

Paragraph 9.2(c)                   Prosecution of Patents for Jointly Owned Patent Rights

Article 10                               Warranty and Indemnification

Article 11                               Confidentiality

Paragraph 12.5                      Consequences of Termination

Article 13                               Miscellaneous

IN WITNESS WHEREOF, the Parties hereto have set their hand and seal as of the date first above written.

Hermes Biosciences, Inc.		PharmaEngine, Inc.

By:	/s/ John W. Park	By:	/s/ C. Grace Yeh

Name: John W. Park, M.D.		Name: C. Grace Yeh, Ph.D.

Title: President & Chief Executive Officer		Title: President & Chief Executive Officer

Date: 9/28/05		Date: Sept. 22, 2005

Exhibit A

I.              HERMES Patent Rights

[**],

including all divisions, substitutions, continuations, continuations-in-part (to the extent supported by the parent application), reissues, reexaminations, or extensions thereto, foreign and domestic pending patent applications and all priority rights claiming priority thereof, or derived therefrom, in all jurisdictions, including any patents issuing from any of the foregoing.

II.            All HERMES’ rights or interests in any data, know-how, technology, designs, plans, specifications, prototype devices, improvements, manufacturing know-how, clinical data, research results, and any other intellectual property rights useful in making, using, or selling the Licensed Product, including, but not limited, to the Report from Hermes Biosciences, Inc. to[**].

III.           All HERMES’ registered and unregistered trade names, trademarks, service marks, trademark registrations, copyrights, copyright registrations and copyright registration applications related to, or used in connection with, any of the foregoing.

AMENDMENT TO LICENSE AGREEMENT

This Amendment (this “Amendment”) to the Agreement (as defined below) is made as of this 30th day of June, 2011 (the “Execution Date”) with effect from and after May 5, 2011 (the “Amendment Effective Date”) by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Merrimack Parent”), and Merrimack Pharmaceuticals (Bermuda) Ltd., a company organized and existing under the laws of Bermuda (“Merrimack Bermuda”).

WHEREAS, PharmaEngine, Inc. (“PEI”) and Hermes BioSciences, Inc. (“Hermes”), a California corporation that was later acquired by and merged with and into Merrimack Parent, entered into a License Agreement, dated as of September 26, 2005 (the “Agreement”), pursuant to which PEI received a license under certain intellectual property rights of Hermes to develop and commercialize the Licensed Product (as defined in the Agreement) in the Territory (as defined in the Agreement);

WHEREAS, on May 5, 2011, Merrimack Bermuda entered into an Assignment, Sublicense and Collaboration Agreement (“Assignment Agreement”) with PEI, pursuant to which (a) PEI assigned all of its rights, interests and obligations under the Agreement to Merrimack Bermuda, and Merrimack Bermuda assumed all of PEI’s obligations under the Agreement, (b) Merrimack Bermuda granted a sublicense back to PEI under certain technology to develop and commercialize the Licensed Product in the Republic of China (Taiwan) and (c) PEI and Merrimack Bermuda agreed to collaborate in the development of the Licensed Product; and

WHEREAS, Merrimack Parent and Merrimack Bermuda desire to amend the Agreement to transfer back to Merrimack Parent the right to develop and commercialize the Licensed Product in certain countries in Asia and in consideration therefor Merrimack Parent will make certain payments to Merrimack Bermuda as provided herein.

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Merrimack Parent and Merrimack Bermuda hereby agree as follows:

1.             Amendment of the Definition of Territory.  Section 1.34 of the Agreement is hereby amended to add the words that are in bold and underlined and delete the words that appear in strikethrough text as follows:

1.34                           “Territory” shall mean ~~Democratic People’s Republic of Korea, Indonesia, Japan, Malaysia, People’s Republic of China, Republic of the Philippines, Republic of Korea, Singapore,~~ Taiwan~~, Thailand, Vietnam~~  and ~~all countries in~~ the Europe Territory~~: including Albania, Austria, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Macedonia, Moldova, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, and Untied Kingdom~~.

2.             Addition of Definitions.  Article 1 of the Agreement is hereby amended to add the following definitions:

1.37                           “Asia Territory” shall mean Democratic People’s Republic of Korea, Indonesia, Japan, Malaysia, People’s Republic of China, Republic of the Philippines, Republic of Korea, Singapore, Thailand and Vietnam.

1.38                           “Europe Territory” shall mean all countries in Europe, including Albania, Austria, Belarus, Belgium, Bosnia, Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom.

3.             Deletion of Right of First Refusal.  Section 5.3 of the Agreement is hereby deleted in its entirety.

4.             Amendment of Royalty Provision.  Section 8.3 of the Agreement is hereby amended to add the words that are in bold and underlined and delete the words that appear in strikethrough text as follows:

8.3                                 ROYALTIES.  PHARMAENGINE shall pay to HERMES ~~the~~ Royalties equal~~s~~ to ~~the sum of~~ [**] percent ([**]%) of the Net Sales of the Licensed Product in the Europe Territory ~~plus [**] percent ([**]%) of the Net Sales of the Licensed Product in the Territory in Asia~~.  No Royalties shall be due hereunder with respect to Net Sales of the Licensed Product in Taiwan.  PHARMAENGINE shall prepare a statement in respect of each Quarter, which shall show for the Quarter the aggregate Net Sales for which Royalties are due hereunder.  Such statement shall be submitted to HERMES within [**] days of the end of the Quarter to which it relates together with remittance for the Royalties in respect of such Quarter.

5.             Payments from Merrimack Parent to Merrimack Bermuda.

5.1           Merrimack Parent acknowledges that pursuant to the Assignment Agreement, Merrimack Bermuda agreed to pay PEI (a) an upfront amount of [**] dollars ($[**]), (b) certain development and regulatory milestone payments related to the development of the Licensed Product in the Europe Territory and the Asia Territory, (c) sales milestone payments based on Annual Net Sales (as defined in the Assignment Agreement) of the Licensed Product in the Europe Territory and the Asia Territory, (d) tiered royalty payments based on Annual Net Sales of the Licensed Product in the Europe Territory and the Asia Territory and (e) a percentage of Sublicense Revenue (as defined in the Assignment Agreement) based on the licensing or sublicensing of rights to develop and/or commercialize the Licensed Product in the Europe Territory and the Asia Territory.

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5.2           In consideration for the transfer by Merrimack Bermuda to Merrimack Parent of rights with respect to the Licensed Product in the Asia Territory as provided herein, Merrimack Parent agrees to make the following payments to Merrimack Bermuda in connection with amounts paid or payable to PEI under the Assignment Agreement that are allocable to the Licensed Product in the Asia Territory:

(a)           Upfront Payment.  [**] dollars ($[**]) due within [**] days after the Execution Date.

(b)           Development and Regulatory Milestones.  Merrimack Parent shall pay Merrimack Bermuda the amounts set forth below for achievement of the corresponding event milestones with respect to the Licensed Compound (as defined in the Assignment Agreement) or the Licensed Product:

Development and Regulatory Milestone Events for the Licensed Compound or the Licensed Product		Dollars
(i)	[**]	[**]
(ii)	[**]	[**]
(iii)	[**]	[**]
(iv)	[**]	[**]

If the relevant milestone events noted above are first achieved by Merrimack Parent or its licensees or sublicensees (in each case, other than Merrimack Bermuda), Merrimack Parent shall provide notice to Merrimack Bermuda within [**] days after such achievement.  If the milestone event noted in 5.2(b)(i) is first achieved by Merrimack Bermuda or its licensees or sublicensees (in each case, other than Merrimack Parent), Merrimack Bermuda shall provide notice to Merrimack Parent within [**] days after such achievement.  Merrimack Parent shall make the corresponding payment within [**] days after achievement.

(c)           Sales Milestones.  Merrimack Parent shall pay Merrimack Bermuda the amounts set forth below upon the first achievement of the corresponding sales milestone by the Licensed Product in the Europe Territory and the Asia Territory:

Sales Milestone Events for the Licensed Product	Dollars
Annual Net Sales in the Europe Territory and the Asia Territory for the Licensed Product exceed $[**]	[**]
Annual Net Sales in the Europe Territory and the Asia Territory for the Licensed Product exceed $[**]	[**]
Annual Net Sales in the Europe Territory and the Asia Territory for the Licensed Product exceed $[**]	[**]

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For purposes of this Section 5.2(c), Asian Sales Milestone Percentage means the percentage equal to the portion of Annual Net Sales of the Licensed Product in the Asia Territory in the year in which the applicable milestone is achieved, divided by Annual Net Sales of the Licensed Product in both the Europe Territory and the Asia Territory in the year in which the applicable milestone is achieved.

(d)           Royalties.  As to Annual Net Sales of the Licensed Product, subject to adjustment as set forth below, Merrimack Parent shall pay Merrimack Bermuda royalties during the Royalty Term (as defined in the Assignment Agreement) at the incremental royalty rates set forth below:

Annual Net Sales (in US Dollars) of the Licensed Product in the Europe Territory and the Asia Territory	Incremental Royalty Rates as a Percentage of Annual Net Sales
Portion of Annual Net Sales for the Licensed Product in the Europe Territory and the Asia Territory up to and including $[**]	[**]
Portion of Annual Net Sales for the Licensed Product in the Europe Territory and the Asia Territory that is equal to or exceeds $[**], up to and including $[**]	[**]
Portion of Annual Net Sales for the Licensed Product in the Europe Territory and the Asia Territory that is equal to or exceeds $[**], up to and including $[**]	[**]
Portion of Annual Net Sales for the Licensed Product in the Europe Territory and the Asia Territory that is equal to or exceeds $[**]	[**]

The calculation of the Asian Royalty Rate Percentage shall be conducted on a Quarter-by-Quarter basis.  For purposes of this Section 5.2(d), Asian Royalty Rate Percentage means the percentage equal to the portion of Annual Net Sales of the Licensed Product in the Asia Territory in the Quarter for which the applicable royalty payment is due, divided by Annual Net Sales of the Licensed Product in both the Europe Territory and the Asia Territory in the Quarter for which the applicable royalty payment is due.

In the event that the royalty rate applicable to Annual Net Sales of the Licensed Product in a country in the Asia Territory is adjusted in accordance with Section 9.4(c) or 9.4(d) of the Assignment Agreement, Merrimack Bermuda shall provide Merrimack Parent notice of such reduction and such reduced royalty rate shall apply to the percentages specified above in

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this Section 5.2(d) before applying the Asian Royalty Rate Percentage (i.e., [**] %) to the same extent as such reduction applies in the Assignment Agreement.

(e)           Sublicense Revenue.  Merrimack Parent shall pay to Merrimack Bermuda a portion of all Sublicense Revenue with respect to the Asia Territory as follows:

Sublicense Timeframe	Portion of Sublicense Revenue to be paid to PEI
Sublicense agreement executed prior to [**].	[**]
Sublicense agreement executed on or after [**].	[**]
Sublicense agreement executed on or after [**].	[**]

(f)            Reports and Payments.  Within (i) [**] days after Merrimack Parent receives the royalty statement from Merrimack Bermuda pursuant to Section 8.3 of the Agreement, or (ii) if there are no Net Sales in the Europe Territory during a Quarter, within [**] days after the end of each Quarter during which there are Net Sales or Sublicense Revenue in the Asia Territory giving rise to a payment obligation under Section 5.2(c), (d) or (e), Merrimack Parent shall deliver to Merrimack Bermuda reasonably detailed written accountings of Net Sales of the Licensed Product in the Asia Territory and royalties, sales milestone payments and Sublicense Revenue, if any, due to Merrimack Bermuda for such Quarter.  Such quarterly reports shall indicate the Asian Sales Milestone Percentage, Asian Royalty Rate Percentage, gross sales on a country-by-country basis, deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties and sales milestone payments.  When Merrimack Parent delivers such accountings to Merrimack Bermuda, Merrimack Parent shall also deliver all royalty, sales milestone and Sublicense Revenue payments due hereunder to Merrimack Bermuda for the Quarter.

6.             Payments from Merrimack Bermuda to Merrimack Parent.  Within [**] days after the Execution Date, Merrimack Bermuda shall pay to Merrimack Parent [**] dollars ($[**]).  Effective upon Merrimack Parent’s receipt of such payment, the license grant from Merrimack Parent to Merrimack Bermuda with respect to the Licensed Product in Taiwan shall be deemed a fully paid-up, royalty free license, and Merrimack Bermuda shall have no further obligation to deliver statements under Section 8.3 of the Agreement with respect to Net Sales of the Licensed Product in Taiwan.

7.             Miscellaneous.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement, as amended by this Amendment.  Except as amended by this Amendment, the Agreement shall be and remain in full force and effect.  If there is any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall prevail.  The Agreement, as modified by this Amendment, contains the entire agreement between Merrimack Parent and Merrimack Bermuda with respect to the subject matter

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contemplated herein and shall not be modified or amended except by a written instrument signed by both parties hereto.

8.             Counterparts.  This Amendment may be executed in two counterparts, each of which shall be effective as of the Amendment Effective Date, and which shall constitute one and the same instrument.  This Amendment shall be deemed executed by the Parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of Merrimack Parent and Merrimack Bermuda.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Merrimack Parent and Merrimack Bermuda have caused this Amendment to be executed by their respective authorized representatives as of the Execution Date.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ William A. Sullivan
William A. Sullivan
Chief Financial Officer

MERRIMACK PHARMACEUTICALS (BERMUDA) LTD.

By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President

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